Exhibit 16.1

February 21, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read item 4.01 of Form 8-K dated February 18, 2007, of Respironics, Inc., and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

cc: Mr. Dan J. Bevevino

Vice President and Chief Financial and Principal Accounting Officer
Respironics, Inc.

1010 Murry Ridge Lane
Murrysville, PA 15668-8525